Exhibit 99.1

Tweeter Home Entertainment Group Reports Sales For Its Second Fiscal Quarter Ending March 31, 2003

• Total Revenue down 2% to $182 million for the quarter compared to last year

• Three new stores opened bringing total store count to 177

• Comparable store sales decline 12.0% for the quarter excluding Hillcrest

CANTON, MA, April 3, 2003 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its second fiscal quarter ended March 31, 2003. Total revenue decreased 2% to $182 million from $186 million in the same period last year. Comparable store sales decreased 12.0%, excluding January and February sales for the Hillcrest chain acquired on March 1, 2002.

Jeffrey Stone, President and Chief Executive Officer, said, “As we reported in March, sales for the quarter were soft. A bright spot continues to be our flat panel business as it grew to 11.6% of the business, and is up 120% in dollars and 146% in units for this same quarter last year. Clearly, the war is not good for our business, but the threat of war was not good for it either. We pray for a quick end to the situation for all the obvious humanitarian reasons but also, as the war concludes and the market place gains some stability, that our customers will again feel comfortable making big ticket purchases.”

Stone continued, “During the quarter we opened three new stores bringing our total store count to 177 and twelve new stores for the year. The only plans for the remainder of the fiscal year are to relocate one store in the fourth fiscal quarter.”

Joe McGuire, Chief Financial Officer, said, “Despite the business being down 12.0%, we were able to get our inventory level down to $145 million. Long-term debt finished the quarter at $68 million, slightly higher than our projections. We expect to close on our new $110 million revolving credit facility before the end of April.”

The company plans to release earnings for the quarter on Thursday, April 24, 2003 at 8:00am EDT. There will be a conference call to discuss the release at 10:30am EDT that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Thursday, April 24, 2003. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Monday, April 28, 2003 at 5:00pm.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2002 revenues were $796 million. Tweeter was named “Consumer

Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 177 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

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For further information, contact Anne-Marie Boucher at (781) 830-3478, fax (781) 830-3223 or email at amboucher@twtr.com.

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Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with new store openings, the risk that the new revolving credit facility may not be closed by the end of April, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, risks associated with obtaining financing for Tweeter’s business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 17, 2002 (copies of which may be accessed through the SEC’s web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements projections.